EXHIBIT (99.3) Revised Consolidated Financial Statements and Accompanying Footnotes

Consolidated Statements of Earnings

Amounts in millions except per share amounts; Years ended June 30	2015	2014	2013
NET SALES	$70,749	$74,401	$73,910
Cost of products sold	37,056	39,030	38,052
Selling, general and administrative expense	20,616	21,461	22,499
Goodwill and indefinite-lived intangible asset impairment charges	—	—	308
Venezuela deconsolidation charge	2,028	—	—
OPERATING INCOME	11,049	13,910	13,051
Interest expense	626	709	668
Interest income	149	99	85
Other non-operating income, net	440	209	940
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	11,012	13,509	13,408
Income taxes on continuing operations	2,725	2,851	3,062
NET EARNINGS FROM CONTINUING OPERATIONS	8,287	10,658	10,346
NET EARNINGS/(LOSS) FROM DISCONTINUED OPERATIONS	(1,143)	1,127	1,056
NET EARNINGS	7,144	11,785	11,402
Less: Net earnings attributable to noncontrolling interests	108	142	90
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$7,036	$11,643	$11,312

BASIC NET EARNINGS PER COMMON SHARE: (1)
Earnings from continuing operations	$2.92	$3.78	$3.65
Earnings/(loss) from discontinued operations	(0.42)	0.41	0.39
BASIC NET EARNINGS PER COMMON SHARE	$2.50	$4.19	$4.04
DILUTED NET EARNINGS PER COMMON SHARE: (1)
Earnings from continuing operations	$2.84	$3.63	$3.50
Earnings/(loss) from discontinued operations	(0.40)	0.38	0.36
DILUTED NET EARNINGS PER COMMON SHARE	2.44	4.01	3.86
DIVIDENDS PER COMMON SHARE	$2.59	$2.45	$2.29

(1)	Basic net earnings per common share and diluted net earnings per common share are calculated on net earnings attributable to Procter & Gamble.

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

Amounts in millions; Years ended June 30	2015	2014	2013
NET EARNINGS	$7,144	$11,785	$11,402
OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAX
Financial statement translation	(7,220)	1,044	710
Unrealized gains/(losses) on hedges (net of $739, $(209) and $92 tax, respectively)	1,234	(347)	144
Unrealized gains/(losses) on investment securities (net of $0, $(4) and $(5) tax, respectively)	24	9	(24)
Unrealized gains/(losses) on defined benefit retirement plans (net of $328, $(356) and $637 tax, respectively)	844	(869)	1,004
TOTAL OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAX	(5,118)	(163)	1,834
TOTAL COMPREHENSIVE INCOME	2,026	11,622	13,236
Less: Total comprehensive income attributable to noncontrolling interests	108	150	94
TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO PROCTER & GAMBLE	$1,918	$11,472	$13,142

See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheets

Amounts in millions; Years ended June 30	2015	2014
Assets
CURRENT ASSETS
Cash and cash equivalents	$6,836	$8,548
Available-for-sale investment securities	4,767	2,128
Accounts receivable	4,568	6,034
INVENTORIES
Materials and supplies	1,266	1,599
Work in process	525	656
Finished goods	3,188	3,951
Total inventories	4,979	6,206
Deferred income taxes	1,356	1,092
Prepaid expenses and other current assets	2,708	3,664
Current assets held for sale	4,432	3,945
TOTAL CURRENT ASSETS	29,646	31,617
PROPERTY, PLANT AND EQUIPMENT, NET	19,655	21,607
GOODWILL	44,622	50,729
TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET	25,010	28,729
NONCURRENT ASSETS HELD FOR SALE	5,204	5,811
OTHER NONCURRENT ASSETS	5,358	5,773
TOTAL ASSETS	$129,495	$144,266

Liabilities and Shareholders' Equity
CURRENT LIABILITIES
Accounts payable	$8,138	$8,348
Accrued and other liabilities	8,091	8,734
Current liabilities held for sale	1,543	1,044
Debt due within one year	12,018	15,600
TOTAL CURRENT LIABILITIES	29,790	33,726
LONG-TERM DEBT	18,327	19,807
DEFERRED INCOME TAXES	9,179	9,889
NONCURRENT LIABILITIES HELD FOR SALE	717	727
OTHER NONCURRENT LIABILITIES	8,432	10,141
TOTAL LIABILITIES	66,445	74,290
SHAREHOLDERS' EQUITY
Convertible Class A preferred stock, stated value $1 per share (600 shares authorized)	1,077	1,111
Non-Voting Class B preferred stock, stated value $1 per share (200 shares authorized)	—	—
Common stock, stated value $1 per share (10,000 shares authorized; shares issued: 2015 - 4,009.2, 2014 - 4,009.2)	4,009	4,009
Additional paid-in capital	63,852	63,911
Reserve for ESOP debt retirement	(1,320)	(1,340)
Accumulated other comprehensive income/(loss)	(12,780)	(7,662)
Treasury stock, at cost (shares held: 2015 - 1,294.7, 2014 - 1,298.4)	(77,226)	(75,805)
Retained earnings	84,807	84,990
Noncontrolling interest	631	762
TOTAL SHAREHOLDERS' EQUITY	63,050	69,976
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$129,495	$144,266

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Shareholders' Equity

Dollars in millions; Shares in thousands	Common Shares Outstanding	Common Stock	Preferred Stock	Add-itional Paid-In Capital	Reserve for ESOP Debt Retirement	Accumu-lated Other Comp-rehensive Income/(Loss)	Treasury Stock	Retained Earnings	Non-controlling Interest	Total
BALANCE JUNE 30, 2012	2,748,033	$4,008	$1,195	$63,181	$(1,357)	$(9,333)	$(69,604)	$75,349	$596	$64,035
Net earnings								11,312	90	11,402
Other comprehensive income						1,834				1,834
Dividends to shareholders:
Common								(6,275)		(6,275)
Preferred, net of tax benefits								(244)		(244)
Treasury purchases	(84,234)						(5,986)			(5,986)
Employee plan issuances	70,923	1		352			3,573			3,926
Preferred stock conversions	7,605		(58)	7			51			—
ESOP debt impacts					5			55		60
Noncontrolling interest, net				(2)					(41)	(43)
BALANCE JUNE 30, 2013	2,742,327	$4,009	$1,137	$63,538	$(1,352)	$(7,499)	$(71,966)	$80,197	$645	$68,709
Net earnings								11,643	142	11,785
Other comprehensive loss						(163)				(163)
Dividends to shareholders:
Common								(6,658)		(6,658)
Preferred, net of tax benefits								(253)		(253)
Treasury purchases	(74,987)						(6,005)			(6,005)
Employee plan issuances	40,288			364			2,144			2,508
Preferred stock conversions	3,178		(26)	4			22			—
ESOP debt impacts					12			61		73
Noncontrolling interest, net				5					(25)	(20)
BALANCE JUNE 30, 2014	2,710,806	$4,009	$1,111	$63,911	$(1,340)	$(7,662)	$(75,805)	$84,990	$762	$69,976
Net earnings								7,036	108	7,144
Other comprehensive loss						(5,118)				(5,118)
Dividends to shareholders:
Common								(7,028)		(7,028)
Preferred, net of tax benefits								(259)		(259)
Treasury purchases	(54,670)						(4,604)			(4,604)
Employee plan issuances	54,100			156			3,153			3,309
Preferred stock conversions	4,335		(34)	4			30			—
ESOP debt impacts					20			68		88
Noncontrolling interest, net				(219)					(239)	(458)
BALANCE JUNE 30, 2015	2,714,571	$4,009	$1,077	$63,852	$(1,320)	$(12,780)	$(77,226)	$84,807	$631	$63,050

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

Amounts in millions; Years ended June 30	2015	2014	2013
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$8,548	$5,930	$4,436
OPERATING ACTIVITIES
Net earnings	7,144	11,785	11,402
Depreciation and amortization	3,134	3,141	2,982
Share-based compensation expense	337	360	346
Deferred income taxes	(803)	(44)	(307)
Gain on sale and purchase of businesses	(766)	(154)	(916)
Venezuela deconsolidation charge	2,028	—	—
Goodwill and indefinite-lived intangible asset impairment charges	2,174	—	308
Change in accounts receivable	349	87	(415)
Change in inventories	313	8	(225)
Change in accounts payable, accrued and other liabilities	928	1	1,253
Change in other operating assets and liabilities	(976)	(1,557)	68
Other	746	331	377
TOTAL OPERATING ACTIVITIES	14,608	13,958	14,873
INVESTING ACTIVITIES
Capital expenditures	(3,736)	(3,848)	(4,008)
Proceeds from asset sales	4,498	577	567
Cash related to deconsolidated Venezuela operations	(908)	—	—
Acquisitions, net of cash acquired	(137)	(24)	(1,145)
Purchases of short-term investments	(3,647)	(568)	(1,605)
Proceeds from sales of short-term investments	1,203	24	—
Change in other investments	(163)	(261)	(121)
TOTAL INVESTING ACTIVITIES	(2,890)	(4,100)	(6,312)
FINANCING ACTIVITIES
Dividends to shareholders	(7,287)	(6,911)	(6,519)
Change in short-term debt	(2,580)	3,304	3,406
Additions to long-term debt	2,138	4,334	2,331
Reductions of long-term debt	(3,512)	(4,095)	(3,752)
Treasury stock purchases	(4,604)	(6,005)	(5,986)
Impact of stock options and other	2,826	2,094	3,449
TOTAL FINANCING ACTIVITIES	(13,019)	(7,279)	(7,071)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(411)	39	4
CHANGE IN CASH AND CASH EQUIVALENTS	(1,712)	2,618	1,494
CASH AND CASH EQUIVALENTS, END OF YEAR	$6,836	$8,548	$5,930

SUPPLEMENTAL DISCLOSURE
Cash payments for:
Interest	$678	$686	$683
Income taxes	4,558	3,320	3,780
Assets acquired through non-cash capital leases are immaterial for all periods.

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
The Procter & Gamble Company's (the "Company," "Procter & Gamble," "we" or "us") business is focused on providing branded consumer packaged goods of superior quality and value. Our products are sold in more than 180 countries and territories primarily through retail operations including mass merchandisers, grocery stores, membership club stores, drug stores, department stores, e-commerce, high-frequency stores and pharmacies. We have on-the-ground operations in approximately 70 countries.
Basis of Presentation
The Consolidated Financial Statements include the Company and its controlled subsidiaries. Intercompany transactions are eliminated. Prior year amounts have been reclassified to conform with current year presentation for amounts related to discontinued operations (see Note 13) and segment reporting (see Note 12).
Prior to June 30, 2015, we included the results of our Venezuelan operations in our Consolidated Financial Statements using the consolidation method of accounting. The Company’s Venezuelan earnings and cash flows are reflected in the historical Consolidated Financial Statements using a combination of the official exchange rates, with imports of certain essential finished goods reflected at the CENCOEX rate of 6.30 bolivars per U.S. dollar and the remaining business, primarily related to our on-the-ground manufacturing and other business activities, reflected at the SICAD rate, which generally operated in a range of approximately 12 to 13 bolivars per U.S. dollar. Evolving conditions in Venezuela, including currency exchange regulations, other operating controls and restrictions, reduced access to dollars through official currency exchange markets and local market dynamics, have resulted in an other-than-temporary lack of exchangeability between the Venezuelan bolivar and U.S. dollar, and have restricted our Venezuelan operations’ ability to pay dividends and satisfy certain other obligations denominated in U.S. dollars.
While we continue to have access to dollars through the CENCOEX market for certain finished goods and raw materials imports, the currency and other controls in Venezuela have significantly limited our ability to realize the benefits from earnings of the Company’s on-the-ground Venezuelan operations and to access the resulting liquidity provided by those operations. We expect that this condition will continue for the foreseeable future. For accounting purposes, this lack of exchangeability and evolving conditions has resulted in a lack of control over our Venezuelan subsidiaries. Therefore, in accordance with the applicable accounting standards for consolidation, we deconsolidated our Venezuelan subsidiaries and began accounting for our investment in those subsidiaries using the cost method of accounting.
This change, which we made effective June 30, 2015, resulted in a fourth quarter fiscal 2015 one-time after-tax charge of $2.1 billion. This charge included the write-off of our investment in our Venezuelan subsidiaries, foreign currency translation losses of $255 previously recorded in accumulated other comprehensive income and the write-off of certain intercompany receivables due from Venezuela subsidiaries, which was triggered by the decision to deconsolidate those subsidiaries. Our Venezuelan operations’ cash balance of $908 at June 30, 2015 (previously measured using a combination of CENCOEX and SICAD exchange rates), is no longer reported in Cash and cash equivalents.
In future periods, our financial results will only include sales of finished goods to our Venezuelan subsidiaries to the extent we receive cash payments from those subsidiaries (expected to be largely through the CENCOEX exchange market). Accordingly, we will not include the results of our on-the-ground Venezuelan subsidiaries. Any dividends from our Venezuelan subsidiaries will be recorded as operating income upon receipt of the cash.
Use of Estimates
Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying disclosures. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, restructuring reserves, pensions, post-employment benefits, stock options, valuation of acquired intangible assets, useful lives for depreciation and amortization of long-lived assets, future cash flows associated with impairment testing for goodwill, indefinite-lived intangible assets and other long-lived assets, deferred tax assets, uncertain income tax positions and contingencies. Actual results may ultimately differ from estimates, although management does not generally believe such differences would materially affect the financial statements in any individual year. However, in regard to ongoing impairment testing of goodwill and indefinite-lived intangible assets, significant deterioration in future cash flow projections or other assumptions used in estimating fair values versus those anticipated at the time of the initial valuations, could result in impairment charges that materially affect the financial statements in a given year.
Revenue Recognition
Sales are recognized when revenue is realized or realizable and has been earned. Revenue transactions represent sales of inventory. The revenue recorded is presented net of sales and other taxes we collect on behalf of governmental authorities. The revenue includes shipping and handling costs, which generally are included in the list price to the customer. Our policy is to recognize revenue when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer. A provision for payment discounts and product return

Amounts in millions of dollars except per share amounts or as otherwise specified.

allowances is recorded as a reduction of sales in the same period the revenue is recognized.
Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the Accrued and other liabilities line item in the Consolidated Balance Sheets.
Cost of Products Sold
Cost of products sold is primarily comprised of direct materials and supplies consumed in the manufacture of product, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.
Selling, General and Administrative Expense
Selling, general and administrative expense (SG&A) is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, depreciation and amortization expense on non-manufacturing assets and other miscellaneous operating items. Research and development costs are charged to expense as incurred and were $2.0 billion in 2015 and $1.9 billion in 2014 and 2013 (reported in Net earnings from continuing operations). Advertising costs, charged to expense as incurred, include worldwide television, print, radio, internet and in-store advertising expenses and were $7.2 billion in 2015, $7.9 billion in 2014 and $8.2 billion in 2013 (reported in Net earnings from continuing operations). Non-advertising related components of the Company's total marketing spending include costs associated with consumer promotions, product sampling and sales aids, which are included in SG&A, as well as coupons and customer trade funds, which are recorded as reductions to net sales.
Other Non-Operating Income, Net
Other non-operating income, net, primarily includes net acquisition and divestiture gains and investment income.
Currency Translation
Financial statements of operating subsidiaries outside the U.S. generally are measured using the local currency as the functional currency. Adjustments to translate those statements into U.S. dollars are recorded in Other comprehensive income (OCI). For subsidiaries operating in highly inflationary economies, the U.S. dollar is the functional currency. Re-measurement adjustments for financial statements in highly inflationary economies and other transactional exchange gains and losses are reflected in earnings.
Cash Flow Presentation
The Consolidated Statements of Cash Flows are prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. Cash flows from foreign currency transactions and operations are translated at an average exchange rate for the period. Cash flows from hedging activities are included in the same category as the items being hedged. Cash flows from derivative instruments designated as net investment hedges are classified as financing activities. Realized gains and losses from non-qualifying derivative instruments used to hedge currency exposures resulting from intercompany financing transactions are also classified as financing activities. Cash flows from other derivative instruments used to manage interest, commodity or other currency exposures are classified as operating activities. Cash payments related to income taxes are classified as operating activities. Cash flows from the Company's discontinued operations are included in the Consolidated Statements of Cash Flows.
Investments
Investment securities consist of readily marketable debt and equity securities. Unrealized gains or losses from investments classified as trading, if any, are charged to earnings. Unrealized gains or losses on securities classified as available-for-sale are generally recorded in OCI. If an available-for-sale security is other than temporarily impaired, the loss is charged to either earnings or OCI depending on our intent and ability to retain the security until we recover the full cost basis and the extent of the loss attributable to the creditworthiness of the issuer. Investment securities are included as Available-for-sale investment securities and Other noncurrent assets in the Consolidated Balance Sheets.
Investments in certain companies over which we exert significant influence, but do not control the financial and operating decisions, are accounted for as equity method investments. Other investments that are not controlled, and over which we do not have the ability to exercise significant influence, are accounted for under the cost method. Both equity and cost method investments are included as Other noncurrent assets in the Consolidated Balance Sheets.
Inventory Valuation
Inventories are valued at the lower of cost or market value. Product-related inventories are primarily maintained on the first-in, first-out method. Minor amounts of product inventories, including certain cosmetics and commodities, are maintained on the last-in, first-out method. The cost of spare part inventories is maintained using the average-cost method.
Property, Plant and Equipment
Property, plant and equipment is recorded at cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets' estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15-year life), computer equipment and capitalized software (3- to 5-year lives) and manufacturing equipment (3- to 20-year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an

Amounts in millions of dollars except per share amounts or as otherwise specified.

impairment assessment may be performed on the recoverability of the carrying amounts.
Goodwill and Other Intangible Assets
Goodwill and indefinite-lived intangible assets are not amortized, but are evaluated for impairment annually or more often if indicators of a potential impairment are present. Our annual impairment testing of goodwill is performed separately from our impairment testing of indefinite-lived intangible assets.
We have acquired brands that have been determined to have indefinite lives. We evaluate a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, product life cycles, operating plans and the macroeconomic environment of the countries in which the brands are sold. When certain events or changes in operating conditions occur, an impairment assessment is performed and indefinite-lived assets may be adjusted to a determinable life.
The cost of intangible assets with determinable useful lives is amortized to reflect the pattern of economic benefits consumed, either on a straight-line or accelerated basis over the estimated periods benefited. Patents, technology and other intangible assets with contractual terms are generally amortized over their respective legal or contractual lives. Customer relationships, brands and other non-contractual intangible assets with determinable lives are amortized over periods generally ranging from 5 to 30 years. When certain events or changes in operating conditions occur, an impairment assessment is performed and remaining lives of intangible assets with determinable lives may be adjusted.

For additional details on goodwill and intangible assets see Note 2.
Fair Values of Financial Instruments
Certain financial instruments are required to be recorded at fair value. Changes in assumptions or estimation methods could affect the fair value estimates; however, we do not believe any such changes would have a material impact on our financial condition, results of operations or cash flows. Other financial instruments, including cash equivalents, certain investments and short-term debt, are recorded at cost, which approximates fair value. The fair values of long-term debt and financial instruments are disclosed in Note 5.
New Accounting Pronouncements and Policies
In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” This guidance outlines a single, comprehensive model for accounting for revenue from contracts with customers. We will adopt the standard no later than July 1, 2018. While we are currently assessing the impact of the new standard, we do not expect this new guidance to have a material impact on our Consolidated Financial Statements.
On July 1, 2015, the Company adopted ASU 2014-08, "Reporting Discontinued Operations and Disclosures of Components of an Entity". The guidance included new reporting and disclosure requirements for discontinued operations. For additional details on discontinued operations, see Note 13.
No other new accounting pronouncement issued or effective during the fiscal year had or is expected to have a material impact on the Consolidated Financial Statements.

NOTE 2
GOODWILL AND INTANGIBLE ASSETS
The change in the net carrying amount of goodwill by reportable segment was as follows:

	Beauty	Grooming	Health Care	Fabric Care and Home Care	Baby, Feminine and Family Care	Corporate	Total Company
GOODWILL at JUNE 30, 2013 - Gross	$13,759	$21,775	$6,185	$1,973	$4,828	$4,922	$53,442
Accumulated impairment losses at June 30, 2013	—	(1,158)	—	—	—	—	(1,158)
GOODWILL at JUNE 30, 2013 - Net	13,759	20,617	6,185	1,973	4,828	4,922	52,284
Acquisitions and divestitures	—	—	—	(3)	—	(2,445)	(2,448)
Goodwill impairment charges	—	—	—	—	—	—	—
Translation and other	306	322	95	11	82	77	893
GOODWILL at JUNE 30, 2014 - Gross	14,065	22,097	6,280	1,981	4,910	2,554	51,887
Accumulated impairment losses at June 30, 2014	—	(1,158)	—	—	—	—	(1,158)
GOODWILL at JUNE 30, 2014 - Net	14,065	20,939	6,280	1,981	4,910	2,554	50,729
Acquisitions and divestitures	(136)	—	(6)	(3)	—	(449)	(594)
Goodwill impairment charges	—	—	—	—	—	(2,064)	(2,064)
Translation and other	(1,225)	(1,320)	(398)	(104)	(361)	(41)	(3,449)
GOODWILL at JUNE 30, 2015 - Gross	12,704	20,777	5,876	1,874	4,549	2,064	47,844
Accumulated impairment losses at June 30, 2015	—	(1,158)	—	—	—	(2,064)	(3,222)
GOODWILL at JUNE 30, 2015 - Net	$12,704	$19,619	$5,876	$1,874	$4,549	$—	$44,622

Amounts in millions of dollars except per share amounts or as otherwise specified.

On July 9, 2015, the Company announced the signing of a definitive agreement to divest four product categories, comprised of 43 of its beauty brands (“Beauty Brands”), which will be merged with Coty, Inc. The transaction includes the global salon professional hair care and color, retail hair color, cosmetics and fine fragrance businesses, along with select hair styling brands (see Note 13). The Beauty Brands had historically been part of the Company's Beauty reportable segment (previously named Beauty, Hair and Personal Care). In accordance with applicable accounting guidance for the disposal of long-lived assets, the results of the Beauty Brands are presented as discontinued operations. As a result, the goodwill attributable to the Beauty Brands as of June 30, 2015, 2014 and 2013 is excluded from the preceding table and is reported in Noncurrent assets held for sale in the Consolidated Balance Sheets.
During 2015, we determined that the estimated fair value of our Batteries reporting unit was less than its carrying amount, resulting in a series of impairment charges. The underlying fair value assessment was initially triggered by an agreement in September 2014 to sell the China-based battery joint venture and a related decision to pursue options to exit the remainder of the Batteries business. The agreement to sell the China-based battery joint venture was at a transaction value that was below the earnings multiple implied from the prior valuation of our Batteries business, which effectively eliminated our fair value cushion. As a result, the remaining business unit cash flows no longer supported the remaining carrying amount of the Batteries business. Due largely to these factors, we recorded an initial non-cash, before and after-tax impairment charge of $863 to reduce the carrying amount of goodwill for the Batteries business unit to its estimated fair value. These same factors resulted in a decline in the fair value of our Duracell trade name intangible asset below its carrying value. This resulted in a non-cash, before-tax impairment charge of $110 ($69 after tax) to reduce the carrying amount of this asset to its estimated fair value.
In November 2014, the Company reached an agreement to divest the Batteries business via a split transaction in which the Company will exchange a recapitalized Duracell Company for Berkshire Hathaway's (BH) shares of P&G stock (see Note 13). Based on the terms of the agreement and the value of BH's shares of P&G stock as of the transaction date and changes thereto through June 30, 2015, the Company recorded additional non-cash, before and after-tax impairment charges totaling $1.2 billion. All of the fiscal 2015 impairment charges in the Batteries business are included as part of discontinued operations. The Batteries goodwill is included in Corporate in the preceding table as of June 30, 2013 and 2014. The remaining Batteries goodwill at June 30, 2015 is excluded from the preceding table and is reported in current assets held for sale in the Consolidated Balance Sheet. The remaining change in goodwill during fiscal 2015 was primarily due to currency translation across all reportable segments.
On July 31, 2014, the Company completed the divestiture of its Pet Care operations in North America, Latin America and other selected countries. In December 2014, the Company completed the divestiture of its Pet Care operations in the other markets, primarily the European union countries. The Pet Care business was accounted for as a discontinued operation as of June 30, 2014. As a result, the Pet Care goodwill is included in Corporate in the preceding table as of June 30, 2013. Pet Care goodwill and intangible assets at June 30, 2014 were reported in assets held for sale in accordance with the accounting principles for discontinued operations. The remaining change in goodwill during fiscal 2014 was primarily due to currency translation across all reportable segments.
All of the goodwill and indefinite-lived intangible asset impairment charges that are not reflected in discontinued operations are included in Corporate for segment reporting.
The goodwill and intangible asset valuations are dependent on a number of significant estimates and assumptions, including macroeconomic conditions, overall category growth rates, competitive activities, cost containment and margin expansion and Company business plans. We believe these estimates and assumptions are reasonable and are comparable to those that would be used by other marketplace participants. However, actual events and results could differ substantially from those used in our valuations. To the extent such factors result in a failure to achieve the level of projected cash flows used to estimate fair value, we may need to record additional non-cash impairment charges in the future. We also considered the structure and value of the divestiture agreement with BH in the impairment testing for Batteries. If the value of BH’s shares of the Company declines further before the transaction closing date, we may need to record additional non-cash impairment charges as part of discontinued operations in the future.
Identifiable intangible assets were comprised of:

	2015		2014
Years ended June 30	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
INTANGIBLE ASSETS WITH DETERMINABLE LIVES
Brands	$3,039	$(1,721)	$3,372	$(1,672)
Patents and technology	$2,619	$(2,028)	$2,839	$(2,072)
Customer relationships	$1,395	$(464)	$1,732	$(543)
Other	$252	$(123)	$287	$(128)
TOTAL	$7,305	$(4,336)	$8,230	$(4,415)
INTANGIBLE ASSETS WITH INDEFINITE LIVES
Brands	$22,041		$24,914
TOTAL	$29,346	$(4,336)	$33,144	$(4,415)
Due to the divestiture of the Beauty Brands, Batteries and Pet Care businesses, intangible assets specific to these businesses are reported in assets held for sale in accordance with the accounting principles for assets held for sale as of June 30, 2015 and 2014 (see Note 13).
Amortization expense of intangible assets, including amortization of assets classified as discontinued operations, was as follows:

Years ended June 30	2015	2014	2013
Intangible asset amortization	$457	$514	$528

Amounts in millions of dollars except per share amounts or as otherwise specified.

Estimated amortization expense over the next five fiscal years is as follows:

Years ending June 30	2016	2017	2018	2019	2020
Estimated amortization expense	$388	$316	$291	$273	$246
These estimates do not reflect the impact of future foreign exchange rate changes.
NOTE 3
SUPPLEMENTAL FINANCIAL INFORMATION
The components of property, plant and equipment were as follows:

Years ended June 30	2015	2014
PROPERTY, PLANT AND EQUIPMENT
Buildings	$6,949	$7,733
Machinery and equipment	29,420	31,361
Land	763	855
Construction in progress	2,931	3,048
TOTAL PROPERTY, PLANT AND EQUIPMENT	40,063	42,997
Accumulated depreciation	(20,408)	(21,390)
PROPERTY, PLANT AND EQUIPMENT, NET	$19,655	$21,607
Selected components of current and noncurrent liabilities were as follows:

Years ended June 30	2015	2014
ACCRUED AND OTHER LIABILITIES - CURRENT
Marketing and promotion	$2,798	$3,176
Compensation expenses	1,390	1,575
Restructuring reserves	389	381
Taxes payable	845	711
Legal and environmental	205	395
Other	2,464	2,496
TOTAL	$8,091	$8,734

OTHER NONCURRENT LIABILITIES
Pension benefits	$5,247	$5,622
Other postretirement benefits	1,414	1,906
Uncertain tax positions	1,016	1,843
Other	755	770
TOTAL	$8,432	$10,141
RESTRUCTURING PROGRAM
The Company has historically incurred an ongoing annual level of restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce optimization. Before-tax costs incurred under the ongoing program have generally ranged from $250 to $500 annually. In fiscal 2012, the Company initiated an incremental restructuring program as part of a productivity and cost savings plan to reduce costs in the areas of supply chain, research and development, marketing and overheads. The productivity and cost savings plan was designed to accelerate cost reductions by streamlining management decision making, manufacturing and other work processes in order to help fund the Company's growth strategy.
The Company expects to incur in excess of $5 billion in before-tax restructuring costs over a six year period (from fiscal 2012 through fiscal 2017), including costs incurred as part of the ongoing and incremental restructuring program. Through the end of fiscal 2015, we have incurred $3.9 billion of the total expected restructuring charges under the program. The program includes a non-manufacturing overhead enrollment reduction target of approximately 25% - 30% through fiscal 2017. This has been updated from the previous non-manufacturing overhead enrollment reduction target of approximately 16% - 22% through fiscal 2016, which we expect to exceed. Through fiscal 2015, the Company has reduced non-manufacturing enrollment by approximately 12,600, or approximately 21% (22% as of July 1, 2015). The reductions are enabled by the elimination of duplicate work, simplification through the use of technology and optimization of various functional and business organizations and the Company's global footprint. In addition, the plan includes integration of newly acquired companies and the optimization of the supply chain and other manufacturing processes.
Restructuring costs incurred consist primarily of costs to separate employees, asset-related costs to exit facilities and other costs as outlined below. The Company incurred total restructuring costs of approximately $1,068 and $806 for the years ended June 30, 2015 and 2014, respectively. Approximately $338 and $324 of these charges were recorded in SG&A, approximately $614 and $396 were recorded in Cost of products sold and the remainder of $116 and $86 were classified as discontinued operations for the years ended June 30, 2015 and 2014, respectively. Since the inception of this restructuring program, the Company has incurred charges of approximately $3.9 billion. Approximately $2.0 billion of these charges were related to separations, $954 were asset-related and $944 were related to other restructuring-type costs.

Amounts in millions of dollars except per share amounts or as otherwise specified.

The following table presents restructuring activity for the years ended June 30, 2015 and 2014, including businesses classified as discontinued operations:

Amounts in millions	Separations	Asset-Related Costs	Other	Total
RESERVE JUNE 30, 2013	$296	$—	$27	$323
Charges	378	179	249	806
Cash spent	(321)	—	(248)	(569)
Charges against assets	—	(179)	—	(179)
RESERVE JUNE 30, 2014	353	—	28	381
Charges	516	289	263	1,068
Cash spent	(507)	—	(264)	(771)
Charges against assets	—	(289)	—	(289)
RESERVE JUNE 30, 2015	$362	$—	$27	$389
Separation Costs
Employee separation charges for the years ended June 30, 2015 and 2014 related to severance packages for approximately 4,820 and 2,730 employees, respectively. For the years ended June 30, 2015 and 2014, these severance packages included approximately 2,340 and 1,640 non-manufacturing employees, respectively. These separations were primarily in North America and Western Europe. The packages were predominantly voluntary and the amounts were calculated based on salary levels and past service periods. Severance costs related to voluntary separations are generally charged to earnings when the employee accepts the offer. Since its inception, the restructuring program has incurred separation charges related to approximately 14,300 employees, of which approximately 8,620 are non-manufacturing overhead personnel.
Asset-Related Costs
Asset-related costs consist of both asset write-downs and accelerated depreciation. Asset write-downs relate to the establishment of a new fair value basis for assets held for sale or disposal. These assets were written down to the lower of their current carrying basis or amounts expected to be realized upon disposal, less minor disposal costs. Charges for accelerated depreciation relate to long-lived assets that will be taken out of service prior to the end of their normal service period. These assets relate primarily to manufacturing consolidations and technology standardization. The asset-related charges will not have a significant impact on future depreciation charges.
Other Costs
Other restructuring-type charges are incurred as a direct result of the restructuring program. Such charges primarily include employee relocation related to separations and office consolidations, termination of contracts related to supply chain redesign and the cost to change internal systems and processes to support the underlying organizational changes.
Consistent with our historical policies for ongoing restructuring-type activities, the restructuring program charges are funded by and included within Corporate for both management and segment reporting. Accordingly, all charges under the program are included within the Corporate reportable segment. However, for informative purposes, the following table summarizes the total restructuring costs related to our reportable segments:

Years ended June 30	2015	2014
Beauty	$63	$46
Grooming	57	20
Health Care	32	10
Fabric Care and Home Care	197	119
Baby, Feminine and Family Care	192	155
Corporate (1)	527	456
Total Company	$1,068	$806

(1)
Corporate includes costs related to allocated overheads, including charges related to our Sales and Market Operations, Global Business Services and Corporate Functions activities and costs related to discontinued operations from our Pet Care, Batteries and affected beauty businesses.

Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 4
SHORT-TERM AND LONG-TERM DEBT

Years ended June 30	2015	2014
DEBT DUE WITHIN ONE YEAR
Current portion of long-term debt	$2,772	$4,307
Commercial paper	8,807	10,818
Other	439	475
TOTAL	$12,018	$15,600
Short-term weighted average interest rates (1)	0.3%	0.7%

(1)	Short-term weighted average interest rates include the effects of interest rate swaps discussed in Note 5.

Years ended June 30	2015	2014
LONG-TERM DEBT
3.15% USD note due September 2015	500	500
1.80% USD note due November 2015	1,000	1,000
4.85% USD note due December 2015	700	700
1.45% USD note due August 2016	1,000	1,000
0.75% USD note due November 2016	500	500
Floating rate USD note due November 2016	500	500
5.13% EUR note due October 2017	1,231	1,501
1.60% USD note due November 2018	1,000	1,000
4.70% USD note due February 2019	1,250	1,250
1.90% USD note due November 2019	550	—
0.28% JPY note due May 2020	818	—
4.13% EUR note due December 2020	671	819
9.36% ESOP debentures due 2015-2021 (1)	572	640
2.00% EUR note due November 2021	839	1,023
2.30% USD note due February 2022	1,000	1,000
2.00% EUR note due August 2022	1,119	1,365
3.10% USD note due August 2023	1,000	1,000
4.88% EUR note due May 2027	1,119	1,365
6.25% GBP note due January 2030	786	851
5.50% USD note due February 2034	500	500
5.80% USD note due August 2034	600	600
5.55% USD note due March 2037	1,400	1,400
Capital lease obligations	52	83
All other long-term debt	2,392	5,517
Current portion of long-term debt	(2,772)	(4,307)
TOTAL	$18,327	$19,807
Long-term weighted average interest rates (2)	3.2%	3.2%

(1)	Debt issued by the ESOP is guaranteed by the Company and must be recorded as debt of the Company, as discussed in Note 9.

(2)	Long-term weighted average interest rates include the effects of interest rate swaps discussed in Note 5.
Long-term debt maturities during the next five fiscal years are as follows:

Years ending June 30	2016	2017	2018	2019	2020
Debt maturities	$2,772	$2,094	$1,330	$2,353	$1,929
The Procter & Gamble Company fully and unconditionally guarantees the registered debt and securities issued by its 100% owned finance subsidiaries.

NOTE 5
RISK MANAGEMENT ACTIVITIES AND FAIR VALUE MEASUREMENTS
As a multinational company with diverse product offerings, we are exposed to market risks, such as changes in interest rates, currency exchange rates and commodity prices. We evaluate exposures on a centralized basis to take advantage of natural exposure correlation and netting. To the extent we choose to manage volatility associated with the net exposures, we enter into various financial transactions that we account for using the applicable accounting guidance for derivative instruments and hedging activities. These financial transactions are governed by our policies covering acceptable counterparty exposure, instrument types and other hedging practices.
At inception, we formally designate and document qualifying instruments as hedges of underlying exposures. We formally assess, at inception and at least quarterly thereafter, whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposures. Fluctuations in the value of these instruments generally are offset by changes in the fair value or cash flows of the underlying exposures being hedged. This is driven by the high degree of effectiveness between the exposure being hedged and the hedging instrument. The ineffective portion of a change in the fair value of a qualifying instrument is immediately recognized in earnings. The amount of ineffectiveness recognized was immaterial for all years presented.
Credit Risk Management
We have counterparty credit guidelines and normally enter into transactions with investment grade financial institutions, to the extent commercially viable. Counterparty exposures are monitored daily and downgrades in counterparty credit ratings are reviewed on a timely basis. We have not incurred, and do not expect to incur, material credit losses on our risk management or other financial instruments.
Substantially all of the Company's financial instruments used in hedging transactions are governed by industry standard netting and collateral agreements with counterparties. If the Company's credit rating were to fall below the levels stipulated in the agreements, the counterparties could demand either collateralization or termination of the arrangements. The aggregate fair value of the instruments covered by these contractual features that are in a net liability position as of June 30, 2015, was not material. The Company has not been required to post collateral as a result of these contractual features.
Interest Rate Risk Management
Our policy is to manage interest cost using a mixture of fixed-rate and variable-rate debt. To manage this risk in a cost-efficient manner, we enter into interest rate swaps whereby we agree to exchange with the counterparty, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to a notional amount.

Amounts in millions of dollars except per share amounts or as otherwise specified.

Interest rate swaps that meet specific accounting criteria are accounted for as fair value or cash flow hedges. For fair value hedges, the changes in the fair value of both the hedging instruments and the underlying debt obligations are immediately recognized in interest expense. For cash flow hedges, the effective portion of the changes in fair value of the hedging instrument is reported in OCI and reclassified into interest expense over the life of the underlying debt obligation. The ineffective portion for both cash flow and fair value hedges, which was not material for any year presented, was immediately recognized in interest expense.
Foreign Currency Risk Management
We manufacture and sell our products and finance operations in a number of countries throughout the world. As a result, we are exposed to movements in foreign currency exchange rates.
To manage the exchange rate risk primarily associated with the financing of our operations, we have historically used a combination of forward contracts, options and currency swaps. As of June 30, 2015, we had currency swaps with original maturities up to five years, which are intended to offset the effect of exchange rate fluctuations on intercompany loans denominated in foreign currencies. These swaps are accounted for as cash flow hedges. The effective portion of the changes in fair value of these instruments is reported in OCI and reclassified into SG&A and interest expense in the same period or periods during which the related hedged transactions affect earnings. The ineffective portion, which was not material for any year presented, was immediately recognized in SG&A.
The change in fair values of certain non-qualifying instruments used to manage foreign exchange exposure of intercompany financing transactions and certain balance sheet items subject to revaluation are immediately recognized in earnings, substantially offsetting the foreign currency mark-to-market impact of the related exposures.
Net Investment Hedging
We hedge certain net investment positions in foreign subsidiaries. To accomplish this, we either borrow directly in foreign currencies and designate all or a portion of the foreign currency debt as a hedge of the applicable net investment position or we enter into foreign currency swaps that are designated as hedges of net investments. Changes in the fair value of these instruments are recognized in OCI to offset the change in the value of the net investment being hedged. The ineffective portion of these hedges, which was not material in any year presented, was immediately recognized in interest expense.
Commodity Risk Management
Certain raw materials used in our products or production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility related to anticipated purchases of certain of these materials, we have historically, on a limited basis, used futures and options with maturities generally less than one year and swap contracts with maturities up to five years. As of and during the years ended June 30, 2015 and 2014, we did not have any commodity hedging activity.

Insurance
We self-insure for most insurable risks. However, we purchase insurance for Directors and Officers Liability and certain other coverage where it is required by law or by contract.
Fair Value Hierarchy
Accounting guidance on fair value measurements for certain financial assets and liabilities requires that financial assets and liabilities carried at fair value be classified and disclosed in one of the following categories:

•	Level 1: Quoted market prices in active markets for identical assets or liabilities.

•	Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

•	Level 3: Unobservable inputs reflecting the reporting entity's own assumptions or external inputs from inactive markets.
When applying fair value principles in the valuation of assets and liabilities, we are required to maximize the use of quoted market prices and minimize the use of unobservable inputs. The Company has not changed its valuation techniques used in measuring the fair value of any financial assets or liabilities during the year. Our fair value estimates take into consideration the credit risk of both the Company and our counterparties.
When active market quotes are not available for financial assets and liabilities, we use industry standard valuation models. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including credit risk, interest rate curves, foreign currency rates and forward and spot prices for currencies. In circumstances where market-based observable inputs are not available, management judgment is used to develop assumptions to estimate fair value. Generally, the fair value of our Level 3 instruments is estimated as the net present value of expected future cash flows based on external inputs.

Amounts in millions of dollars except per share amounts or as otherwise specified.

The following table sets forth the Company's financial assets and liabilities as of June 30, 2015 and 2014 that were measured at fair value on a recurring basis during the period, segregated by level within the fair value hierarchy:

	Level 1		Level 2		Level 3		Total
Years ended June 30	2015	2014	2015	2014	2015	2014	2015	2014
ASSETS RECORDED AT FAIR VALUE
Investments:
U.S. government securities	$—	$—	$3,495	$1,631	$—	$—	$3,495	$1,631
Corporate bond securities	—	—	1,272	497	—	—	1,272	497
Other investments	6	6	—	—	24	24	30	30
Derivatives relating to:
Foreign currency hedges	—	—	312	187	—	—	312	187
Other foreign currency instruments (1)	—	—	13	24	—	—	13	24
Interest rates	—	—	172	197	—	—	172	197
Net investment hedges	—	—	96	49	—	—	96	49
TOTAL ASSETS RECORDED AT FAIR VALUE (2)	$6	$6	$5,360	$2,585	$24	$24	$5,390	$2,615
LIABILITIES RECORDED AT FAIR VALUE
Derivatives relating to:
Other foreign currency instruments (1)	$—	$—	$68	$66	$—	$—	$68	$66
Interest rates	—	—	13	29	—	—	13	29
Net investment hedges	—	—	1	1	—	—	1	1
TOTAL LIABILITIES RECORDED AT FAIR VALUE (3)	$—	$—	$82	$96	$—	$—	$82	$96
FAIR VALUE OF LONG-TERM DEBT (4)	$20,947	$24,747	$2,180	$1,678	$—	$—	$23,127	$26,425

(1)	Other foreign currency instruments are comprised of foreign currency financial instruments that do not qualify as hedges.

(2)
All derivative assets are presented in Prepaid expenses and other current assets and Other noncurrent assets. Investment securities are presented in Available-for-sale investment securities and Other noncurrent assets. The amortized cost of the U.S. government securities with maturities less than one year was $700 and $0 as of June 30, 2015 and 2014, respectively. The amortized cost of the U.S. government securities with maturities between one and five years was $2,789 and $1,649 as of June 30, 2015 and 2014, respectively. The amortized cost of Corporate bond securities with maturities of less than a year was $221 and $39 as of June 30, 2015 and 2014, respectively. The amortized cost of Corporate bond securities with maturities between one and five years was $1,052 and $458 as of June 30, 2015 and 2014, respectively. Fair values are generally estimated based upon quoted market prices for similar instruments.

(3)	All derivative liabilities are presented in Accrued and other liabilities or Other noncurrent liabilities.

(4)
Long-term debt includes the current portion ($2,776 and $4,400 as of June 30, 2015 and 2014, respectively) of debt instruments. Certain long-term debt is recorded at fair value. Certain long-term debt is not recorded at fair value on a recurring basis, but is measured at fair value for disclosure purposes. Fair values are generally estimated based on quoted market prices for identical or similar instruments.

The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each quarter. There were no transfers between levels during the periods presented. In addition, there was no significant activity within the Level 3 assets and liabilities during the periods presented. Except for the impairment charges related to our Batteries business (see Note 2), there were no significant assets or liabilities that were re-measured at fair value on a non-recurring basis during the years ended June 30, 2015 and 2014.

Amounts in millions of dollars except per share amounts or as otherwise specified.

Disclosures about Derivative Instruments
The notional amounts and fair values of qualifying and non-qualifying financial instruments used in hedging transactions as of June 30, 2015 and 2014 are as follows:

Years ended June 30	Notional Amount		Fair Value Asset/(Liability)
	2015	2014	2015	2014
DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
Foreign currency contracts	$951	$951	$312	$187
DERIVATIVES IN FAIR VALUE HEDGING RELATIONSHIPS
Interest rate contracts	$7,208	$9,738	$159	$168
DERIVATIVES IN NET INVESTMENT HEDGING RELATIONSHIPS
Net investment hedges	$537	$831	$95	$48
DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS
Foreign currency contracts	$6,610	$12,111	$(55)	$(42)
The total notional amount of contracts outstanding at the end of the period is indicative of the level of the Company's derivative activity during the period. The change in the notional balance of foreign currency contracts not designated as hedging instruments during the period reflects changes in the level of intercompany financing activity.

	Amount of Gain/(Loss) Recognized in AOCI on Derivatives (Effective Portion)
Years ended June 30	2015	2014
DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
Interest rate contracts	$(1)	$3
Foreign currency contracts	5	14
TOTAL	$4	$17
DERIVATIVES IN NET INVESTMENT HEDGING RELATIONSHIPS
Net investment hedges	$60	$30
During the next 12 months, the amount of the June 30, 2015, AOCI balance that will be reclassified to earnings is expected to be immaterial. The amounts of gains and losses included in earnings from qualifying and non-qualifying financial instruments used in hedging transactions for the years ended June 30, 2015 and 2014 were as follows:

	Amount of Gain/(Loss) Reclassified from AOCI into Earnings
Years ended June 30	2015	2014
DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
Interest rate contracts	$6	$6
Foreign currency contracts	152	38
TOTAL	$158	$44

	Amount of Gain/(Loss) Recognized in Earnings
Years ended June 30	2015	2014
DERIVATIVES IN FAIR VALUE HEDGING RELATIONSHIPS
Interest rate contracts	$(9)	$36
Debt	9	(37)
TOTAL	$—	$(1)
DERIVATIVES IN NET INVESTMENT HEDGING RELATIONSHIPS
Net investment hedges	$(1)	$—
DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS
Foreign currency contracts (1)	$(987)	$123

(1)	The gain or loss on non-qualifying foreign currency contracts substantially offsets the foreign currency mark-to-market impact of the related exposure.

Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 6
ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)
The table below presents the changes in Accumulated other comprehensive income/(loss) (AOCI), including the reclassifications out of Accumulated other comprehensive income/(loss) by component:

Changes in Accumulated Other Comprehensive Income/(Loss) by Component
	Hedges	Investment Securities	Pension and Other Retiree Benefits	Financial Statement Translation	Total
BALANCE at JUNE 30, 2013	$(3,529)	$(27)	$(4,296)	$353	$(7,499)
OCI before reclassifications (1)	(305)	20	(1,113)	1,044	(354)
Amounts reclassified from AOCI (2) (5)	(42)	(11)	244	—	191
Net current period OCI	(347)	9	(869)	1,044	(163)
BALANCE at JUNE 30, 2014	(3,876)	(18)	(5,165)	1,397	(7,662)
OCI before reclassifications (3)	1,390	26	563	(7,475)	(5,496)
Amounts reclassified from AOCI (4) (5) (6)	(156)	(2)	281	255	378
Net current period OCI	1,234	24	844	(7,220)	(5,118)
BALANCE at JUNE 30, 2015	$(2,642)	$6	$(4,321)	$(5,823)	$(12,780)

(1)	Net of tax (benefit)/expense of $(207), $3 and $(450) for gains/losses on hedges, investment securities and pension and other retiree benefit items, respectively, for the period ended June 30, 2014.

(2)	Net of tax (benefit)/expense of $(2), $(7), and $94 for gains/losses on hedges, investment securities and pension and other retiree benefit items, respectively, for the period ended June 30, 2014.

(3)	Net of tax (benefit)/expense of $741, $1, and $219 for gains/losses on hedges, investment securities and pension and other retiree benefit items, respectively, for the period ended June 30, 2015.

(4)	Net of tax (benefit)/expense of $(2), $(1), and $109 for gains/losses on hedges, investment securities and pension and other retiree benefit items, respectively, for the period ended June 30, 2015.

(5)
See Note 5 for classification of gains and losses from hedges in the Consolidated Statements of Earnings. Gains and losses on investment securities are reclassified from AOCI into Other non-operating income, net. Gains and losses on pension and other retiree benefits are reclassified from AOCI into Cost of products sold and SG&A, and are included in the computation of net periodic pension cost (see Note 9 for additional details).

(6)
Amounts reclassified from AOCI for financial statement translation relate to the foreign currency losses written off as part of the deconsolidation of our Venezuelan subsidiaries. These losses were reclassified into Venezuela deconsolidation charge on the Consolidated Statements of Earnings.

Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 7
EARNINGS PER SHARE
Net earnings attributable to Procter & Gamble less preferred dividends (net of related tax benefits) are divided by the weighted average number of common shares outstanding during the year to calculate basic net earnings per common share. Diluted net earnings per common share are calculated to give effect to stock options and other stock-based awards (see Note 8) and assume conversion of preferred stock (see Note 9).
Net earnings/(loss) attributable to Procter & Gamble and common shares used to calculate basic and diluted net earnings per share were as follows:

Years ended June 30	2015			2014			2013
CONSOLIDATED AMOUNTS	Continuing Operations	Dis-continued Operations	Total	Continuing Operations	Dis-continued Operations	Total	Continuing Operations	Dis-continued Operations	Total
Net earnings/(loss)	$8,287	$(1,143)	$7,144	$10,658	$1,127	$11,785	$10,346	$1,056	$11,402
Net earnings attributable to noncontrolling interests	(98)	(10)	(108)	(120)	(22)	(142)	(92)	2	(90)
Net earnings/(loss) attributable to P&G (Diluted)	8,189	(1,153)	7,036	10,538	1,105	11,643	10,254	1,058	11,312
Preferred dividends, net of tax	(259)	—	(259)	(253)	—	(253)	(244)	—	(244)
Net earnings/(loss) attributable to P&G available to common shareholders (Basic)	$7,930	$(1,153)	$6,777	$10,285	$1,105	$11,390	$10,010	$1,058	$11,068
SHARES IN MILLIONS
Basic weighted average common shares outstanding	2,711.7	2,711.7	2,711.7	2,719.8	2,719.8	2,719.8	2,742.9	2,742.9	2,742.9
Effect of dilutive securities
Conversion of preferred shares(1)	108.6	108.6	108.6	112.3	112.3	112.3	116.8	116.8	116.8
Exercise of stock options and other unvested equity awards (2)	63.3	63.3	63.3	72.6	72.6	72.6	70.9	70.9	70.9
Diluted weighted average common shares outstanding	2,883.6	2,883.6	2,883.6	2,904.7	2,904.7	2,904.7	2,930.6	2,930.6	2,930.6
PER SHARE AMOUNTS
Basic net earnings/(loss) per common share (3)	$2.92	$(0.42)	$2.50	$3.78	$0.41	$4.19	$3.65	$0.39	$4.04
Diluted net earnings/(loss) per common share (3)	$2.84	$(0.40)	$2.44	$3.63	$0.38	$4.01	$3.50	$0.36	$3.86

(1)
Despite being included currently in Diluted net earnings per common share, the actual conversion to common stock occurs when the preferred shares are sold. Shares may only be sold after being allocated to the ESOP participants pursuant to the repayment of the ESOP's obligations through 2035.

(2)
Approximately 8 million in 2015, 9 million in 2014 and 12 million in 2013 of the Company's outstanding stock options were not included in the Diluted net earnings per share calculation because the options were out of the money or to do so would have been antidilutive (i.e., the total proceeds upon exercise would have exceeded the market value of the underlying common shares).

(3)	Basic net earnings per common share and diluted net earnings per common share are calculated on net earnings/(loss) attributable to Procter & Gamble.

NOTE 8
STOCK-BASED COMPENSATION
We have stock-based compensation plans under which we annually grant stock option, restricted stock, restricted stock unit (RSU) and performance stock unit (PSU) awards to key managers and directors. Exercise prices on options granted have been, and continue to be, set equal to the market price of the underlying shares on the date of the grant. Since September 2002, the key manager stock option awards granted vest after three years and have a 10-year life. The key manager stock option awards granted from July 1998 through August 2002 vested after three years and have a 15-year life. Key managers can elect to receive up to the entire value of their option award in RSUs. Key manager RSUs vest and are settled in shares of common stock five years from the grant date. The awards provided to the Company's directors are in the form of restricted stock and RSUs. In addition to our key manager and director grants, we make other minor stock option and RSU

Amounts in millions of dollars except per share amounts or as otherwise specified.

grants to employees for which the terms are not substantially different than key manager awards.
Senior-level executives receive PSU awards. Under this program, the number of PSUs that will vest three years after the respective grant date is based on the Company's performance relative to pre-established performance goals during that three year period.
A total of 185 million shares of common stock were authorized for issuance under stock-based compensation plan approved by shareholders in 2014. The number of shares available for award under the 2014 plan includes the shares previously authorized but not awarded under the shareholder approved plans in 2003 and 2009. A total of 156 million shares remain available for grant under the 2014 plan. The disclosures below include stock-based compensation related to discontinued operations, which is not material in any period presented.
Total stock-based compensation expense for stock option grants was $223, $246 and $249 for 2015, 2014 and 2013, respectively. Total compensation expense for restricted stock, RSUs and PSUs was $114, $114 and $97 in 2015, 2014 and 2013, respectively. The total income tax benefit recognized in the income statement for stock options, restricted stock, RSUs and PSUs was $109, $127 and $96 in 2015, 2014 and 2013, respectively.
In calculating the compensation expense for stock options granted, we utilize a binomial lattice-based valuation model. Assumptions utilized in the model, which are evaluated and revised to reflect market conditions and experience, were as follows:

Years ended June 30	2015			2014			2013
Interest rate	0.1	-	2.1%	0.1	-	2.8%	0.2	-	2.0%
Weighted average interest rate	2.0%			2.5%			1.8%
Dividend yield	3.1%			3.1%			2.9%
Expected volatility	11	-	15%	15	-	17%	14	-	15%
Weighted average volatility	15%			16%			15%
Expected life in years	8.3			8.2			8.9
Lattice-based option valuation models incorporate ranges of assumptions for inputs and those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

A summary of options, RSUs and PSUs outstanding under the plans as of June 30, 2015 and activity during the year then ended is presented below:

Options	Options (in thousands)	Weighted Avg. Exercise Price	Weighted Avg. Contract-ual Life in Years	Aggregate Intrinsic Value
Outstanding, beginning of year	291,626	$59.74
Granted	23,066	84.97
Exercised	(53,294)	50.60
Canceled	(1,106)	70.46
OUTSTANDING, END OF YEAR	260,292	$63.74	4.9	$3,971
EXERCISABLE	188,959	$57.68	3.4	$3,895
The weighted average grant-date fair value of options granted was $9.38, $10.01 and $8.19 per share in 2015, 2014 and 2013, respectively. The total intrinsic value of options exercised was $1,814, $1,152 and $1,759 in 2015, 2014 and 2013, respectively. The total grant-date fair value of options that vested during 2015, 2014 and 2013 was $241, $319 and $352, respectively. At June 30, 2015, there was $205 of compensation cost that has not yet been recognized related to stock option grants. That cost is expected to be recognized over a remaining weighted average period of 1.9 years. Cash received from options exercised was $2,631, $1,938 and $3,294 in 2015, 2014 and 2013, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $519, $338 and $575 in 2015, 2014 and 2013, respectively.

	RSUs		PSUs
Other stock-based awards	Units (in thousands)	Weighted-Average Grant-Date Fair Value	Units (in thousands)	Weighted-Average Grant-Date Fair Value
Non-vested at July 1, 2014	4,902	$61.74	1,883	$66.53
Granted	1,451	69.25	575	77.47
Vested	(1,212)	59.22	(1,251)	63.96
Forfeited	(133)	64.74	(19)	69.82
Non-vested at June 30, 2015	5,008	$64.78	1,188	$74.48
At June 30, 2015, there was $197 of compensation cost that has not yet been recognized related to restricted stock, RSUs and PSUs. That cost is expected to be recognized over a remaining weighted average period of 2.9 years. The total fair value of shares vested was $79, $95 and $51 in 2015, 2014 and 2013, respectively.
We have no specific policy to repurchase common shares to mitigate the dilutive impact of options, RSUs and PSUs. However, we have historically made adequate discretionary purchases, based on cash availability, market trends and other factors, to offset the impacts of such activity.

Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 9
POSTRETIREMENT BENEFITS AND EMPLOYEE STOCK OWNERSHIP PLAN
We offer various postretirement benefits to our employees.
Defined Contribution Retirement Plans
We have defined contribution plans which cover the majority of our U.S. employees, as well as employees in certain other countries. These plans are fully funded. We generally make contributions to participants' accounts based on individual base salaries and years of service. Total global defined contribution expense was $305, $311 and $314 in 2015, 2014 and 2013, respectively.
The primary U.S. defined contribution plan (the U.S. DC plan) comprises the majority of the expense for the Company's defined contribution plans. For the U.S. DC plan, the contribution rate is set annually. Total contributions for this plan approximated 14% of total participants' annual wages and salaries in 2015 and 15% in 2014 and 2013.
We maintain The Procter & Gamble Profit Sharing Trust (Trust) and Employee Stock Ownership Plan (ESOP) to

provide a portion of the funding for the U.S. DC plan and other retiree benefits (described below). Operating details of the ESOP are provided at the end of this Note. The fair value of the ESOP Series A shares allocated to participants reduces our cash contribution required to fund the U.S. DC plan.
Defined Benefit Retirement Plans and Other Retiree Benefits
We offer defined benefit retirement pension plans to certain employees. These benefits relate primarily to local plans outside the U.S. and, to a lesser extent, plans assumed in previous acquisitions covering U.S. employees.
We also provide certain other retiree benefits, primarily health care and life insurance, for the majority of our U.S. employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. These benefits are primarily funded by ESOP Series B shares and certain other assets contributed by the Company.

Obligation and Funded Status. The following provides a reconciliation of benefit obligations, plan assets and funded status of these defined benefit plans:

	Pension Benefits (1)		Other Retiree Benefits (2)
Years ended June 30	2015	2014	2015	2014
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year (3)	$17,053	$14,514	$5,505	$5,289
Service cost	317	298	156	149
Interest cost	545	590	240	256
Participants' contributions	19	20	71	72
Amendments	17	4	(325)	(5)
Actuarial loss/(gain)	524	1,365	(399)	(46)
Acquisitions	7	—	—	—
Special termination benefits	11	5	23	9
Currency translation and other	(1,908)	797	(134)	20
Benefit payments	(634)	(540)	(233)	(239)
BENEFIT OBLIGATION AT END OF YEAR (3)	$15,951	$17,053	$4,904	$5,505

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	$11,098	$8,561	$3,574	$3,553
Actual return on plan assets	1,016	964	10	124
Employer contributions	262	1,549	18	31
Participants' contributions	19	20	71	72
Currency translation and other	(1,156)	544	(6)	—
ESOP debt impacts (4)	—	—	36	33
Benefit payments	(634)	(540)	(233)	(239)
FAIR VALUE OF PLAN ASSETS AT END OF YEAR	$10,605	$11,098	$3,470	$3,574
Reclassification of net obligation to held for sale liabilities	336	362	—	—
FUNDED STATUS	$(5,010)	$(5,593)	$(1,434)	$(1,931)

(1)	Primarily non-U.S.-based defined benefit retirement plans.

(2)	Primarily U.S.-based other postretirement benefit plans.

(3)	For the pension benefit plans, the benefit obligation is the projected benefit obligation. For other retiree benefit plans, the benefit obligation is the accumulated postretirement benefit obligation.

(4)	Represents the net impact of ESOP debt service requirements, which is netted against plan assets for other retiree benefits.

Amounts in millions of dollars except per share amounts or as otherwise specified.

The underfunding of pension benefits is primarily a function of the different funding incentives that exist outside of the U.S. In certain countries, there are no legal requirements or financial incentives provided to companies to pre-fund pension obligations prior to their due date. In these instances, benefit payments are typically paid directly from the Company's cash as they become due.

	Pension Benefits		Other Retiree Benefits
Years ended June 30	2015	2014	2015	2014
CLASSIFICATION OF NET AMOUNT RECOGNIZED
Noncurrent assets	$276	$69	$—	$—
Current liabilities	(39)	(40)	(20)	(25)
Noncurrent liabilities	(5,247)	(5,622)	(1,414)	(1,906)
NET AMOUNT RECOGNIZED	$(5,010)	$(5,593)	$(1,434)	$(1,931)
AMOUNTS RECOGNIZED IN ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI)
Net actuarial loss	$4,488	$5,169	$1,731	$1,871
Prior service cost/(credit)	300	344	(346)	(39)
NET AMOUNTS RECOGNIZED IN AOCI	$4,788	$5,513	$1,385	$1,832
The accumulated benefit obligation for all defined benefit pension plans was $14,239 and $14,949 as of June 30, 2015 and 2014, respectively. Pension plans with accumulated benefit obligations in excess of plan assets and plans with projected benefit obligations in excess of plan assets consisted of the following:

	Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets		Projected Benefit Obligation Exceeds the Fair Value of Plan Assets
Years ended June 30	2015	2014	2015	2014
Projected benefit obligation	$13,411	$14,229	$14,057	$15,325
Accumulated benefit obligation	11,918	12,406	12,419	13,279
Fair value of plan assets	7,931	8,353	8,435	9,301
Net Periodic Benefit Cost. Components of the net periodic benefit cost were as follows:

	Pension Benefits			Other Retiree Benefits
Years ended June 30	2015	2014	2013	2015	2014	2013
AMOUNTS RECOGNIZED IN NET PERIODIC BENEFIT COST
Service cost	$317	$298	$300	$156	$149	$190
Interest cost	545	590	560	240	256	260
Expected return on plan assets	(732)	(701)	(587)	(406)	(385)	(382)
Prior service cost/(credit) amortization	30	26	18	(20)	(20)	(20)
Net actuarial loss amortization	275	214	213	105	118	199
Special termination benefits	11	5	39	23	9	18
Curtailments, settlements and other	—	—	4	—	—	—
GROSS BENEFIT COST	446	432	547	98	127	265
Dividends on ESOP preferred stock	—	—	—	(58)	(64)	(70)
NET PERIODIC BENEFIT COST/(CREDIT)	$446	$432	$547	$40	$63	$195
CHANGE IN PLAN ASSETS AND BENEFIT OBLIGATIONS RECOGNIZED IN AOCI
Net actuarial loss/(gain) - current year	$240	$1,102		$(3)	$215
Prior service cost/(credit) - current year	17	4		(325)	(5)
Amortization of net actuarial loss	(275)	(214)		(105)	(118)
Amortization of prior service (cost)/credit	(30)	(26)		20	20
Currency translation and other	(677)	245		(34)	2
TOTAL CHANGE IN AOCI	(725)	1,111		(447)	114
NET AMOUNTS RECOGNIZED IN PERIODIC BENEFIT COST AND AOCI	$(279)	$1,543		$(407)	$177

Amounts in millions of dollars except per share amounts or as otherwise specified.

Net periodic benefit costs include amounts related to discontinued operations, which are not material for any period.
Amounts expected to be amortized from AOCI into net periodic benefit cost during the year ending June 30, 2016, are as follows:

	Pension Benefits	Other Retiree Benefits
Net actuarial loss	$270	$78
Prior service cost/(credit)	30	(52)
Assumptions. We determine our actuarial assumptions on an annual basis. These assumptions are weighted to reflect each country that may have an impact on the cost of providing retirement benefits. As of June 30, 2015, we updated our assumptions for revised mortality projections for the measurement of U.S. retirement benefit obligations that reflect longevity improvements of plan participants, resulting in an increase to future pension expense and to our benefit obligation. The weighted average assumptions used to determine benefit obligations recorded on the Consolidated Balance Sheets as of June 30, were as follows: (1)

	Pension Benefits		Other Retiree Benefits
	2015	2014	2015	2014
Discount rate	3.1%	3.5%	4.5%	4.4%
Rate of compensation increase	3.1%	3.2%	N/A	N/A
Health care cost trend rates assumed for next year	N/A	N/A	6.8%	6.8%
Rate to which the health care cost trend rate is assumed to decline (ultimate trend rate)	N/A	N/A	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	N/A	N/A	2021	2021

(1)	Determined as of end of year.
The weighted average assumptions used to determine net benefit cost recorded on the Consolidated Statement of Earnings for the years ended June 30, were as follows: (1)

	Pension Benefits			Other Retiree Benefits
Years ended June 30	2015	2014	2013	2015	2014	2013
Discount rate	3.5%	4.0%	4.2%	4.4%	4.8%	4.3%
Expected return on plan assets	7.2%	7.2%	7.3%	8.3%	8.3%	8.3%
Rate of compensation increase	3.2%	3.2%	3.3%	N/A	N/A	N/A

(1)	Determined as of beginning of year and adjusted for acquisitions.
Several factors are considered in developing the estimate for the long-term expected rate of return on plan assets. For the defined benefit retirement plans, these factors include historical rates of return of broad equity and bond indices and projected long-term rates of return obtained from pension investment consultants. The expected long-term rates of return for plan assets are 8 - 9% for equities and 5 - 6% for bonds. For other retiree benefit plans, the expected long-term rate of return reflects that the assets are comprised primarily of Company stock. The expected rate of return on Company stock is based on the long-term projected return of 8.5% and reflects the historical pattern of returns.
Assumed health care cost trend rates could have a significant effect on the amounts reported for the other retiree benefit plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on the total service and interest cost components	$81	$(62)
Effect on the accumulated postretirement benefit obligation	824	(642)
Plan Assets. Our investment objective for defined benefit retirement plan assets is to meet the plans' benefit obligations, while minimizing the potential for future required Company plan contributions. The investment strategies focus on asset class diversification, liquidity to meet benefit payments and an appropriate balance of long-term investment return and risk. Target ranges for asset allocations are determined by matching the actuarial projections of the plans' future liabilities and benefit payments with expected long-term rates of return on the assets, taking into account investment return volatility and correlations across asset classes. Plan assets are diversified across several investment managers and are generally invested in liquid funds that are selected to track broad market equity and bond indices. Investment risk is carefully controlled with plan assets rebalanced to target allocations on a periodic basis and with continual monitoring of investment managers' performance relative to the investment guidelines established with each investment manager.

Amounts in millions of dollars except per share amounts or as otherwise specified.

Our target asset allocation for the year ended June 30, 2015, and actual asset allocation by asset category as of June 30, 2015 and 2014, were as follows:

	Target Asset Allocation		Actual Asset Allocation at June 30
	Pension Benefits	Other Retiree Benefits	Pension Benefits		Other Retiree Benefits
Asset Category			2015	2014	2015	2014
Cash	2%	2%	2%	1%	1%	1%
Debt securities	51%	3%	50%	51%	5%	6%
Equity securities	47%	95%	48%	48%	94%	93%
TOTAL	100%	100%	100%	100%	100%	100%
The following tables set forth the fair value of the Company's plan assets as of June 30, 2015 and 2014 segregated by level within the fair value hierarchy (refer to Note 5 for further discussion on the fair value hierarchy and fair value principles). Common collective funds are valued using the net asset value reported by the managers of the funds and as supported by the unit prices of actual purchase and sale transactions. Company stock listed as Level 2 in the hierarchy represents preferred shares which are valued based on the value of Company common stock. The majority of our Level 3 pension assets are insurance contracts. Their fair values are based on their cash equivalent or models that project future cash flows and discount the future amounts to a present value using market-based observable inputs, including credit risk and interest rate curves.

	Pension Benefits
	Level 1		Level 2		Level 3		Total
Years ended June 30	2015	2014	2015	2014	2015	2014	2015	2014
ASSETS AT FAIR VALUE
Cash and cash equivalents	$154	$79	$112	$—	$—	$—	$266	$79
Collective fund - equity	—	—	5,054	5,336	—	—	5,054	5,336
Collective fund - fixed income	—	—	5,162	5,539	—	—	5,162	5,539
Other	4	5	—	—	119	139	123	144
TOTAL ASSETS AT FAIR VALUE	$158	$84	$10,328	$10,875	$119	$139	$10,605	$11,098

	Other Retiree Benefits
	Level 1		Level 2		Level 3		Total
Years ended June 30	2015	2014	2015	2014	2015	2014	2015	2014
ASSETS AT FAIR VALUE
Cash and cash equivalents	$36	$30	$—	$—	$—	$—	$36	$30
Company stock	—	—	3,239	3,304	—	—	3,239	3,304
Common collective fund - equity	—	—	17	18	—	—	17	18
Common collective fund - fixed income	—	—	178	217	—	—	178	217
Other	—	—	—	—	—	5	—	5
TOTAL ASSETS AT FAIR VALUE	$36	$30	$3,434	$3,539	$—	$5	$3,470	$3,574
There was no significant activity within the Level 3 pension and other retiree benefits plan assets during the years presented.

Cash Flows. Management's best estimate of cash requirements and discretionary contributions for the defined benefit retirement plans and other retiree benefit plans for the year ending June 30, 2016, is $215 and $34, respectively. For the defined benefit retirement plans, this is comprised of $96 in expected benefit payments from the Company directly to participants of unfunded plans and $119 of expected contributions to funded plans. For other retiree benefit plans, this is comprised of $27 in expected benefit payments from the Company directly to participants of unfunded plans and $7 of expected contributions to funded plans. Expected contributions are dependent on many variables, including the variability of the market value of the plan assets as compared to the benefit obligation and other market or regulatory conditions. In addition, we take into consideration our business investment opportunities and resulting cash requirements. Accordingly, actual funding may differ significantly from current estimates.

Amounts in millions of dollars except per share amounts or as otherwise specified.

Total benefit payments expected to be paid to participants, which include payments funded from the Company's assets and payments from the plans are as follows:

Years ending June 30	Pension Benefits	Other Retiree Benefits
EXPECTED BENEFIT PAYMENTS
2016	$533	$182
2017	542	196
2018	560	210
2019	572	223
2020	587	235
2021 - 2025	3,403	1,334
Employee Stock Ownership Plan
We maintain the ESOP to provide funding for certain employee benefits discussed in the preceding paragraphs.
The ESOP borrowed $1.0 billion in 1989 and the proceeds were used to purchase Series A ESOP Convertible Class A Preferred Stock to fund a portion of the U.S. DC plan. Principal and interest requirements of the borrowing were paid by the Trust from dividends on the preferred shares and from advances provided by the Company. The original borrowing of $1.0 billion has been repaid in full, and advances from the Company of $86 remain outstanding at June 30, 2015. Each share is convertible at the option of the holder into one share of the Company's common stock. The dividend for the current year was equal to the common stock dividend of $2.59 per share. The liquidation value is $6.82 per share.
In 1991, the ESOP borrowed an additional $1.0 billion. The proceeds were used to purchase Series B ESOP Convertible Class A Preferred Stock to fund a portion of retiree health care benefits. These shares, net of the ESOP's debt, are considered plan assets of the other retiree benefits plan discussed above. Debt service requirements are funded by preferred stock dividends, cash contributions and advances provided by the Company, of which $662 is outstanding at June 30, 2015. Each share is convertible at the option of the holder into one share of the Company's common stock. The dividend for the current year was equal to the common stock dividend of $2.59 per share. The liquidation value is $12.96 per share.
Our ESOP accounting practices are consistent with current ESOP accounting guidance, including the permissible continuation of certain provisions from prior accounting guidance. ESOP debt, which is guaranteed by the Company, is recorded as debt (see Note 4) with an offset to the reserve for ESOP debt retirement, which is presented within shareholders' equity. Advances to the ESOP by the Company are recorded as an increase in the reserve for ESOP debt retirement. Interest incurred on the ESOP debt is recorded as interest expense. Dividends on all preferred shares, net of related tax benefits, are charged to retained earnings.

The series A and B preferred shares of the ESOP are allocated to employees based on debt service requirements. The number of preferred shares outstanding at June 30 was as follows:

Shares in thousands	2015	2014	2013
Allocated	42,044	44,465	45,535
Unallocated	7,228	8,474	9,843
TOTAL SERIES A	49,272	52,939	55,378

Allocated	23,074	22,085	21,278
Unallocated	34,096	35,753	37,300
TOTAL SERIES B	57,170	57,838	58,578
For purposes of calculating diluted net earnings per common share, the preferred shares held by the ESOP are considered converted from inception.
NOTE 10
INCOME TAXES
Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax assets and liabilities, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.
Earnings from continuing operations before income taxes consisted of the following:

Years ended June 30	2015	2014	2013
United States	$8,496	$8,513	$7,736
International	2,516	4,996	5,672
TOTAL	$11,012	$13,509	$13,408
Income taxes on continuing operations consisted of the following:

Years ended June 30	2015	2014	2013
CURRENT TAX EXPENSE
U.S. federal	$2,127	$1,399	$1,629
International	1,142	1,252	1,452
U.S. state and local	252	237	278
	3,521	2,888	3,359
DEFERRED TAX EXPENSE
U.S. federal	(607)	145	187
International and other	(189)	(182)	(484)
	(796)	(37)	(297)
TOTAL TAX EXPENSE	$2,725	$2,851	$3,062

Amounts in millions of dollars except per share amounts or as otherwise specified.

A reconciliation of the U.S. federal statutory income tax rate to our actual income tax rate on continuing operations is provided below:

Years ended June 30	2015	2014	2013
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Country mix impacts of foreign operations	(14.0)%	(10.8)%	(7.4)%
Changes in uncertain tax positions	(0.9)%	(1.7)%	(2.0)%
Impairment adjustments	—%	—%	0.7%
Holding gain on joint venture buy-out	—%	—%	(1.5)%
Venezuela deconsolidation charge	6.6%	—%	—%
Other	(2.0)%	(1.4)%	(2.0)%
EFFECTIVE INCOME TAX RATE	24.7%	21.1%	22.8%
Changes in uncertain tax positions represent changes in our net liability related to prior year tax positions. Country mix impacts of foreign operations includes the effects of foreign subsidiaries' earnings taxed at rates other than the U.S. statutory rate, the U.S. tax impacts of non-U.S. earnings repatriation and any net impacts of intercompany transactions.
Tax costs charged to shareholders' equity totaled $634 for the year ended June 30, 2015. This primarily relates to the tax effects of net investment hedges and the impact of certain adjustments to pension obligations recorded in stockholders' equity, partially offset by excess tax benefits from the exercise of stock options. Tax benefits to shareholders' equity totaled $716 for the year ended June 30, 2014. This primarily relates to the tax effects of net investment hedges, excess tax benefits from the exercise of stock options and the impacts of certain adjustments to pension and other retiree benefit obligations recorded in shareholders' equity.
We have undistributed earnings of foreign subsidiaries of approximately $45.0 billion at June 30, 2015, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result. However, the calculation of the amount of deferred U.S. income tax on these earnings is not practicable because of the large number of assumptions necessary to compute the tax.

A reconciliation of the beginning and ending liability for uncertain tax positions is as follows:

Years ended June 30	2015	2014	2013
BEGINNING OF YEAR	$1,437	$1,600	$1,773
Increases in tax positions for prior years	87	146	162
Decreases in tax positions for prior years	(146)	(296)	(225)
Increases in tax positions for current year	118	142	188
Settlements with taxing authorities	(250)	(135)	(195)
Lapse in statute of limitations	(27)	(33)	(98)
Currency translation	(123)	13	(5)
END OF YEAR	$1,096	$1,437	$1,600
Included in the total liability for uncertain tax positions at June 30, 2015, is $510 that, depending on the ultimate resolution, could impact the effective tax rate in future periods.
The Company is present in approximately 140 taxable jurisdictions and, at any point in time, has 60-70 jurisdictional audits underway at various stages of completion. We evaluate our tax positions and establish liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite our belief that the underlying tax positions are fully supportable. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. We have tax years open ranging from 2002 and forward. We are generally not able to reliably estimate the ultimate settlement amounts until the close of the audit. Based on information currently available, we anticipate that over the next 12 month period, audit activity could be completed related to uncertain tax positions in multiple jurisdictions for which we have accrued existing liabilities of approximately $445, including interest and penalties.
Accounting pronouncements require that, without discretion, we recognize the additional accrual of any possible related interest and penalties relating to the underlying uncertain tax position in income tax expense, unless the Company qualifies for a specific exception. As of June 30, 2015, 2014 and 2013, we had accrued interest of $347, $411 and $413 and accrued penalties of $19, $32 and $34, respectively, which are not included in the above table. During the fiscal years ended June 30, 2015, 2014 and 2013, we recognized $15, $(6) and $24 in interest benefit/(expense) and $13, $2 and $32 in penalties benefit, respectively. The net benefits recognized resulted primarily from the favorable resolution of tax positions for prior years.

Amounts in millions of dollars except per share amounts or as otherwise specified.

Deferred income tax assets and liabilities were comprised of the following:

Years ended June 30	2015	2014
DEFERRED TAX ASSETS
Pension and postretirement benefits	$1,739	$1,938
Loss and other carryforwards	1,014	1,211
Stock-based compensation	949	1,060
Advance payments	281	—
Accrued marketing and promotion	266	258
Unrealized loss on financial and foreign exchange transactions	183	352
Fixed assets	139	115
Inventory	49	35
Accrued interest and taxes	48	66
Goodwill and other intangible assets	25	49
Other	814	809
Valuation allowances	(324)	(384)
TOTAL	$5,183	$5,509

DEFERRED TAX LIABILITIES
Goodwill and other intangible assets	$9,530	$10,764
Fixed assets	1,590	1,665
Unrealized gain on financial and foreign exchange transactions	353	43
Other	149	101
TOTAL	$11,622	$12,573
Net operating loss carryforwards were $3.1 billion and $3.6 billion at June 30, 2015 and 2014, respectively. If unused, $1.2 billion will expire between 2015 and 2034. The remainder, totaling $1.9 billion at June 30, 2015, may be carried forward indefinitely.
NOTE 11
COMMITMENTS AND CONTINGENCIES
Guarantees
In conjunction with certain transactions, primarily divestitures, we may provide routine indemnifications (e.g., indemnification for representations and warranties and retention of previously existing environmental, tax and employee liabilities) for which terms range in duration and, in some circumstances, are not explicitly defined. The maximum obligation under some indemnifications is also not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, we have not made significant payments for these indemnifications. We believe that if we were to incur a loss on any of these matters, the loss would not have a material effect on our financial position, results of operations or cash flows.
In certain situations, we guarantee loans for suppliers and customers. The total amount of guarantees issued under such arrangements is not material.

Off-Balance Sheet Arrangements
We do not have off-balance sheet financing arrangements, including variable interest entities, that have a material impact on our financial statements.
Purchase Commitments and Operating Leases
We have purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Commitments made under take-or-pay obligations are as follows:

Years ending June 30	2016	2017	2018	2019	2020	Thereafter
Purchase obligations	$586	$280	$169	$132	$110	$230
Such amounts represent future purchases in line with expected usage to obtain favorable pricing. This includes purchase commitments related to service contracts for information technology, human resources management and facilities management activities that have been outsourced to third-party suppliers. Due to the proprietary nature of many of our materials and processes, certain supply contracts contain penalty provisions for early termination. We do not expect to incur penalty payments under these provisions that would materially affect our financial position, results of operations or cash flows.
We also lease certain property and equipment for varying periods. Future minimum rental commitments under non-cancelable operating leases, net of guaranteed sublease income, are as follows:

Years ending June 30	2016	2017	2018	2019	2020	Thereafter
Operating leases	$249	$225	$210	$194	$177	$562
Litigation
We are subject to various legal proceedings and claims arising out of our business which cover a wide range of matters such as antitrust, trade and other governmental regulations, product liability, patent and trademark, advertising, contracts, environmental, labor and employment and income taxes.
As previously disclosed, the Company has had a number of antitrust matters in Europe. These matters involve a number of other consumer products companies and/or retail customers. Several regulatory authorities in Europe have issued separate decisions pursuant to their investigations alleging that the Company, along with several other companies, engaged in violations of competition laws in those countries. Many of these matters have concluded and the fines have been paid. For ongoing matters, the Company has accrued liabilities for competition law violations from these European cases totaling $38 as of June 30, 2015. While the ultimate resolution of ongoing matters for which we have accrued liabilities may result in fines or costs in excess of the amounts reserved, it is difficult to estimate such amounts at this time. Currently, however, we do not expect any such incremental losses to materially impact our financial statements in the periods in which they are accrued and paid, respectively.

Amounts in millions of dollars except per share amounts or as otherwise specified.

With respect to other litigation and claims, while considerable uncertainty exists, in the opinion of management and our counsel, the ultimate resolution of the various lawsuits and claims will not materially affect our financial position, results of operations or cash flows.
We are also subject to contingencies pursuant to environmental laws and regulations that in the future may require us to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. Based on currently available information, we do not believe the ultimate resolution of environmental remediation will have a material effect on our financial position, results of operations or cash flows.
NOTE 12
SEGMENT INFORMATION
Our Global Business Units (GBUs) are organized into four industry-based sectors, comprised of 1) Global Beauty, 2) Global Health and Grooming, 3) Global Fabric and Home Care and 4) Global Baby, Feminine and Family Care. The Company completed the divestiture of its Pet Care business during the current fiscal year. On November 13, 2014, the Company announced that it plans to divest the Batteries business via a transaction with Berkshire Hathaway. The Company expects to complete the Batteries transaction in the beginning of calendar year 2016, pending necessary regulatory approvals. On July 9, 2015, the Company announced the signing of a definitive agreement to divest four product categories, comprised of 43 of its beauty brands (“Beauty Brands”), which will be merged with Coty, Inc. The transaction includes the global salon professional hair care and color, retail hair color, cosmetics and fine fragrance businesses, along with select hair styling brands and is expected to close by the end of calendar year 2016, pending regulatory approvals. The Batteries business and Beauty Brands are reported as discontinued operations for all periods presented (see Note 13).
Under U.S. GAAP, the remaining GBUs underlying the four sectors are aggregated into five reportable segments: 1) Beauty , 2) Grooming, 3) Health Care, 4) Fabric Care and Home Care and 5) Baby, Feminine and Family Care. Our five reportable segments are comprised of:

•	Beauty: Skin and Personal Care (Antiperspirant and Deodorant, Personal Cleansing, Skin Care); Hair Care;

•	Grooming: Shave Care (Female Blades & Razors, Male Blades & Razors, Pre- and Post-Shave Products, Other Shave Care); Electronic Hair Removal;

•	Health Care: Personal Health Care (Gastrointestinal, Rapid Diagnostics, Respiratory, Vitamins/Minerals/Supplements, Other Personal Health Care); Oral Care (Toothbrush, Toothpaste, Other Oral Care);

•	Fabric Care and Home Care: Fabric Care (Laundry Additives, Fabric Enhancers, Laundry Detergents); Home Care (Air Care, Dish Care, Surface Care, P&G Professional); and

•	Baby, Feminine and Family Care: Baby Care (Baby Wipes, Diapers and Pants); Feminine Care (Adult Incontinence, Feminine Care); Family Care (Paper Towels, Tissues, Toilet Paper).

The accounting policies of the segments are generally the same as those described in Note 1. Differences between these policies and U.S. GAAP primarily reflect income taxes, which are reflected in the segments using applicable blended statutory rates. Adjustments to arrive at our effective tax rate are included in Corporate.
Corporate includes certain operating and non-operating activities that are not reflected in the operating results used internally to measure and evaluate the businesses, as well as items to adjust management reporting principles to U.S. GAAP. Operating activities in Corporate include the results of incidental businesses managed at the corporate level. Operating elements also include certain employee benefit costs, the costs of certain restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce optimization and other general Corporate items. The non-operating elements in Corporate primarily include interest expense, certain acquisition and divestiture gains and interest and investing income.
Total assets for the reportable segments include those assets managed by the reportable segment, primarily inventory, fixed assets and intangible assets. Other assets, primarily cash, accounts receivable, investment securities and goodwill, are included in Corporate.
Our business units are comprised of similar product categories. Nine business units individually accounted for 5% or more of consolidated net sales as follows:

% of Sales by Business Unit*
Years ended June 30	2015	2014	2013
Fabric Care	22%	22%	22%
Baby Care	15%	15%	14%
Hair Care	11%	11%	11%
Shave Care	9%	10%	10%
Home Care	9%	9%	9%
Family Care	8%	7%	8%
Oral Care	8%	7%	7%
Feminine Care	6%	6%	6%
Skin and Personal Care	7%	7%	8%
All Other	5%	6%	5%
TOTAL	100%	100%	100%

*	% of sales by business unit excludes sales held in Corporate.
The Company had net sales in the U.S. of $26.8 billion, $26.7 billion and $26.6 billion for the years ended June 30, 2015, 2014 and 2013, respectively. Long-lived assets in the U.S. totaled $8.3 billion and $8.6 billion as of June 30, 2015 and 2014, respectively. Long-lived assets consists of property, plant and equipment. No other country's net sales or long-lived assets exceed 10% of the Company totals.
Our largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for approximately 14% of consolidated net sales in 2015, 2014 and 2013.

Amounts in millions of dollars except per share amounts or as otherwise specified.

Global Segment Results		Net Sales	Earnings/(Loss) from Continuing Operations Before Income Taxes	Net Earnings/(Loss) from Continuing Operations	Depreciation and Amortization	Total Assets	Capital Expenditures
BEAUTY	2015	$12,608	$2,895	$2,181	$247	$4,699	$411
	2014	13,401	3,020	2,300	256	5,260	376
	2013	13,754	2,717	2,042	239	5,240	439
GROOMING	2015	7,441	2,374	1,787	540	23,090	372
	2014	8,009	2,589	1,954	576	23,767	369
	2013	8,038	2,458	1,837	603	23,971	378
HEALTH CARE	2015	7,713	1,700	1,167	202	5,212	218
	2014	7,798	1,597	1,083	199	5,879	253
	2013	7,684	1,582	1,093	191	5,933	248
FABRIC CARE AND HOME CARE	2015	22,274	4,059	2,634	547	7,155	986
	2014	23,506	4,264	2,770	539	7,938	1,057
	2013	23,393	4,378	2,834	544	7,658	985
BABY, FEMININE AND FAMILY CARE	2015	20,247	4,317	2,938	924	10,109	1,337
	2014	20,950	4,310	2,940	908	10,946	1,317
	2013	20,479	4,507	3,047	837	10,926	1,560
CORPORATE (1)	2015	466	(4,333)	(2,420)	674	79,230	412
	2014	737	(2,271)	(389)	663	90,476	476
	2013	562	(2,234)	(507)	568	85,535	398
TOTAL COMPANY	2015	$70,749	$11,012	$8,287	$3,134	$129,495	$3,736
	2014	74,401	13,509	10,658	3,141	144,266	3,848
	2013	73,910	13,408	10,346	2,982	139,263	4,008

(1)
The Corporate reportable segment includes depreciation and amortization, total assets and capital expenditures of the Pet Care business prior to its divestiture during fiscal year 2015 and of the Batteries and Beauty Brands businesses.

NOTE 13
DISCONTINUED OPERATIONS
On July 9, 2015, the Company announced the signing of a definitive agreement to divest four product categories, comprised of 43 of its beauty brands (“Beauty Brands”), which will be merged with Coty, Inc. (“Coty”). While the ultimate form of the transaction has not yet been decided, the Company’s current preference is for a Reverse Morris Trust split-off transaction in which P&G shareholders could elect to participate in an exchange offer to exchange P&G shares for Coty shares. The transaction includes the global salon professional hair care and color, retail hair color, cosmetics and fine fragrance businesses, along with select hair styling brands. The Company expects to close the transaction in the second half of calendar year 2016, pending regulatory approvals.
Coty’s offer for the Beauty Brands, which was accepted by the Company, was $12.5 billion. While the final value of the transaction will be determined at closing based on Coty’s stock price and outstanding shares and equity grants as of the date of signing, the value of the transaction was approximately $15.0 billion as of the date of the transaction. The value is comprised of approximately 413 million shares, or 52% of the diluted equity of the newly combined company, valued at approximately $13.1 billion and the assumption of debt of $1.9 billion by the entity holding the Beauty Brands immediately prior to close of the transaction. The assumed debt is expected to vary between $3.9 billion and $1.9 billion, depending on a $22.06 to $27.06 per share collar of Coty’s stock based on the trading price prior to the close of the transaction, but will be subject to other contractual valuation adjustments.
The Beauty Brands had historically been part of the Company's Beauty reportable segment. In accordance with applicable accounting guidance for the disposal of long-lived assets, the results of the Beauty Brands are presented as discontinued operations and, as such, have been excluded from both continuing operations and segment results for all periods presented. Additionally, the Beauty Brands' balance sheet positions as of June 30, 2015 and June 30, 2014 are presented as assets and liabilities held for sale in the Consolidated Balance Sheets.
During the quarter ended December 31, 2014, the Company divested its interest in a China-based battery joint venture, resulting in proceeds of approximately $560. In November

Amounts in millions of dollars except per share amounts or as otherwise specified.

2014, the Company reached an agreement to divest the remainder of its Batteries business to Berkshire Hathaway (BH) via a split transaction, in which the Company will exchange a recapitalized Duracell Company for BH's shares of P&G stock. As of the date the transaction was signed, BH's shares were valued at approximately $4.7 billion. As of June 30, 2015, this value has declined to approximately $4.1 billion. The Company expects to contribute approximately $1.8 billion in cash to the Duracell Company in the pre-transaction recapitalization, subject to final working capital adjustments. The Company recorded goodwill and indefinite-lived asset impairment charges during the fiscal year ended June 30, 2015 which reflected the total estimated proceeds from the divestiture transactions (see Note 2). Since the number of shares of P&G stock the Company will receive in the Batteries transaction is fixed, the total value to be received in the transaction will be based on the Company's share price as of the closing date, which is expected to occur in the beginning of calendar 2016. Accordingly, any further increase or decrease in the Company's share price before the closing date will ultimately be reflected in Net earnings from discontinued operations as a gain or loss.
The Batteries business had historically been part of the Company's Fabric Care and Home Care reportable segment. In accordance with applicable accounting guidance for the disposal of long-lived assets, the results of the Batteries business are presented as discontinued operations and, as such, have been excluded from both continuing operations and segment results for all periods presented. Additionally, the Batteries balance sheet positions as of June 30, 2015 are presented as assets and liabilities held for sale in the Consolidated Balance Sheets.
On July 31, 2014, the Company completed the divestiture of its Pet Care operations in North America, Latin America, and other selected countries to Mars, Incorporated (Mars) for $2.9 billion in an all-cash transaction. Under the terms of the agreement, Mars acquired our branded pet care products, our manufacturing sites in the United States and the majority of the employees working in the Pet Care business. The agreement included an option for Mars to acquire the Pet Care business in several additional countries, which were substantially completed as of June 30, 2015. The European Union countries were not included in the agreement with Mars. In December 2014, the Company completed the divestiture of its Pet Care operations in Western Europe to Spectrum Brands in an all-cash transaction. Under the terms of the agreement, Spectrum Brands acquired our branded pet care products, our manufacturing site in the Netherlands, and the majority of the employees working in the Western Europe Pet Care business. The one-time after-tax impact of these transactions is not material.
The Pet Care business had historically been part of the Company’s Health Care reportable segment. In accordance with applicable accounting guidance for the disposal of long-lived assets, the results of the Pet Care business are presented as discontinued operations and, as such, have been excluded from both continuing operations and segment results for all periods presented. Additionally, the Pet Care balance sheet positions as of June 30, 2014 are presented as assets and liabilities held for sale in the Consolidated Balance Sheets.

On July 1, 2015, the Company adopted ASU 2014-08, which included new reporting and disclosure requirements for the reporting of discontinued operations. The new requirements are effective for discontinued operations occurring on or after the adoption date, which includes the Beauty Brands divestiture. All other discontinued operations prior to July 1, 2015 are reported based on the previous disclosure requirements for discontinued operations, including the Batteries and Pet Care divestitures.
The following table summarizes total Net earnings/(loss) from discontinued operations and reconciles to the Consolidated Statements of Earnings:

Amounts in millions; Years ended June 30	2015	2014	2013
Beauty Brands	$643	$660	$607
Batteries	(1,835)	389	348
Pet Care	49	78	101
Net earnings/(loss) from discontinued operations	$(1,143)	$1,127	$1,056
The following table summarizes total assets and liabilities held for sale and reconciles to the Consolidated Balance Sheets:

Amounts in millions; As of June 30	2015			2014
	Beauty Brands	Batteries	Total	Beauty Brands	Pet Care	Total
Current assets held for sale	$922	$3,510	$4,432	$1,096	$2,849	$3,945
Noncurrent assets held for sale	5,204	—	5,204	5,811	—	5,811
Total assets held for sale	$6,126	$3,510	$9,636	$6,907	$2,849	$9,756

Current liabilities held for sale	$356	$1,187	$1,543	$384	$660	$1,044
Noncurrent liabilities held for sale	717	—	717	727	—	727
Total liabilities held for sale	$1,073	$1,187	$2,260	$1,111	$660	$1,771

Amounts in millions of dollars except per share amounts or as otherwise specified.

The following is selected financial information included in Net earnings from discontinued operations for the Beauty Brands:

	Beauty Brands
Amounts in millions; Years ended June 30	2015	2014	2013
Net Sales	$5,530	$6,109	$6,206
Cost of products sold	1,820	1,980	1,939
Selling, general and administrative expense	2,969	3,299	3,501
Interest expense	—	1	(1)
Interest income	2	2	3
Other non-operating income/(loss), net	91	(3)	1
Earnings on discontinued operations before income taxes	$834	$828	$771
Income taxes on discontinued operations	191	168	164
Net earnings from discontinued operations	$643	$660	$607
The following is selected financial information included in cash flows from discontinued operations for the Beauty Brands:

	Beauty Brands
Amounts in millions; Years ended June 30	2015	2014	2013
SIGNIFICANT NON-CASH OPERATING ITEMS
Depreciation and amortization	$125	$127	$127
(Gain)/loss on sale and/or purchase of businesses	$(86)	$—	$—
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(106)	$(108)	$(102)
The major components of assets and liabilities of the Beauty Brands held for sale were as follows:

	Beauty Brands
Amounts in millions; As of June 30	2015	2014
Cash	$9	$10
Accounts receivable	293	352
Inventories	476	553
Prepaid expenses and other assets	144	181
Total current assets held for sale	$922	$1,096
Property, plant and equipment, net	613	697
Goodwill and intangible assets, net	4,513	5,089
Other noncurrent assets	78	25
Total noncurrent assets held for sale	$5,204	$5,811
Total assets held for sale	$6,126	$6,907

Accounts payable	$118	$113
Accrued and other liabilities	238	271
Total current liabilities held for sale	$356	$384
Noncurrent deferred tax liabilities	352	329
Other noncurrent liabilities	365	398
Total noncurrent liabilities held for sale	$717	$727
Total liabilities held for sale	$1,073	$1,111

Amounts in millions of dollars except per share amounts or as otherwise specified.

The following is selected financial information included in Net earnings/(loss) from discontinued operations for the Batteries and Pet Care businesses:

		Net Sales	Earnings Before Impairment Charges and Income Taxes	Impairment Charges	Income Tax Expense	Gain on Sale Before Income Taxes	Income Tax Expense on Sales	Net Earnings/(Loss) from Discontinued Operations
Batteries	2015	$2,226	$479	$(2,174)	$(140)	$—	$—	$(1,835)
	2014	2,552	548	—	(159)	—	—	389
	2013	2,465	513	—	(165)	—	—	348
Pet Care	2015	251	—	—	(4)	195	(142)	49
	2014	1,475	130	—	(52)	—	—	78
	2013	1,586	151	—	(50)	—	—	101
Total	2015	$2,477	$479	$(2,174)	$(144)	$195	$(142)	$(1,786)
	2014	4,027	678	—	(211)	—	—	467
	2013	4,051	664	—	(215)	—	—	449
The major components of current assets and current liabilities of the Batteries and Pet Care businesses held for sale were as follows:

	Batteries	Pet Care
Amounts in millions; As of June 30	2015	2014
Cash	$25	$—
Accounts receivable	245	—
Inventories	304	122
Prepaid expenses and other assets	28	14
Property, plant and equipment, net	496	441
Goodwill and intangible assets, net	2,389	2,258
Other noncurrent assets	23	14
Total current assets held for sale	$3,510	$2,849

Accounts payable	$195	$63
Accrued and other liabilities	194	13
Long-term debt	18	—
Noncurrent deferred tax liabilities	780	584
Total current liabilities held for sale	$1,187	$660

Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 14
QUARTERLY RESULTS (UNAUDITED)

Quarters Ended		Sep 30	Dec 31	Mar 31	Jun 30	Total Year
NET SALES	2014-2015	$18,771	$18,495	$16,930	$16,553	$70,749
	2013-2014	18,756	19,299	18,231	18,115	74,401
OPERATING INCOME (1)	2014-2015	3,633	3,579	3,025	812	11,049
	2013-2014	3,826	3,892	3,172	3,020	13,910
GROSS MARGIN	2014-2015	48.1%	48.3%	47.3%	46.6%	47.6%
	2013-2014	48.1%	48.6%	47.4%	46.0%	47.5%
NET EARNINGS:
Net earnings from continuing operations (1)	2014-2015	$2,716	$2,674	$2,401	$496	$8,287
	2013-2014	2,824	2,955	2,429	2,450	10,658
Net earnings/(loss) from discontinued operations	2014-2015	(696)	(276)	(213)	42	(1,143)
	2013-2014	233	517	207	170	1,127
Net earnings attributable to Procter & Gamble	2014-2015	1,990	2,372	2,153	521	7,036
	2013-2014	3,027	3,428	2,609	2,579	11,643
DILUTED NET EARNINGS PER COMMON SHARE: (2)
Earnings from continuing operations	2014-2015	$0.93	$0.92	$0.82	$0.17	$2.84
	2013-2014	0.96	1.00	0.83	0.83	3.63
Earnings/(loss) from discontinued operations	2014-2015	(0.24)	(0.10)	(0.07)	0.01	(0.40)
	2013-2014	0.08	0.18	0.07	0.06	0.38
Net earnings	2014-2015	0.69	0.82	0.75	0.18	2.44
	2013-2014	1.04	1.18	0.90	0.89	4.01

(1)	The Company recorded a one-time Venezuela deconsolidation charge of $2.0 billion before tax ($2.1 billion after tax) in the quarter-ended June 30, 2015. This impact is discussed more fully in Note 1.

(2)	Diluted net earnings per share is calculated on earnings attributable to Procter & Gamble.

Amounts in millions of dollars except per share amounts or as otherwise specified.